Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-000000) and related Prospectus of Discovery Laboratories, Inc. for the registration of up to $200,000,000 of its common stock, debt securities, preferred stock, debt warrants, and equity warrants and to the incorporation by reference therein of our report dated March 31, 2011, with respect to the consolidated financial statements of Discovery Laboratories, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 8, 2011